UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December13, 2012

Impax Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue, Hayward, CA	94544
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(510) 240-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c), (e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2012, Impax Laboratories, Inc. (the “Company”) appointed Bryan M. Reasons as Senior Vice President, Finance, and Chief Financial Officer of the Company, effective as of such date.

Mr. Reasons, age 45, joined the Company in January 2012 as the Company’s Vice President, Finance, and has served as the Company’s Acting Chief Financial Officer since June 2012.  He previously served as Vice President, Finance, from January 2010 to November 2011 and as Vice President, Risk Management and General Auditor, from October 2005 to January 2010 at Cephalon, Inc. (“Cephalon”), a biopharmaceutical company.  Following the acquisition of Cephalon by Teva Pharmaceutical Industries Ltd. (“Teva”), a generic pharmaceuticals company, he served as the Vice President, Finance, of Teva from November 2011 to January 2012.  Prior to joining Cephalon, Mr. Reasons held various finance management positions at Dupont from 2003 to 2005 and served as senior manager at PricewaterhouseCoopers LLP from 1992 to 2003.  Mr. Reasons earned a bachelor’s degree in accounting from Pennsylvania State University and an M.B.A. from Widener University and is a certified public accountant.

On December 12, 2012, the Company and Mr. Reasons entered into an Employment Agreement (the “Employment Agreement”).  The initial term of the Employment Agreement expires on December 31, 2013, unless further extended or terminated earlier as provided in such agreement.  The Employment Agreement automatically renews for single one-year periods unless either party provides at least 90 days written notice of non-renewal prior to the end of the applicable term or unless it is terminated earlier.

Under the Employment Agreement, Mr. Reasons will receive (i) an annual base salary of $385,000, subject to adjustment as determined by the Company’s Board of Directors (the “Board”) or its Compensation Committee, (ii) certain relocation benefits, including a relocation allowance in the gross amount of $130,000 and (iii) reimbursement of temporary living expenses in an amount up to $3,000 per month for a period of up to eight months after his start date as Chief Financial Officer.  Further, Mr. Reasons is eligible to participate in the Company’s management bonus program.  His eligibility for a 2012 bonus is targeted at 50% of his base salary and up to 75% of his base salary, and his eligibility for a 2013 bonus is targeted at 60% of his base salary and up to 90% of his base salary, in each case, based on the attainment of goals established in writing by the Board or its Compensation Committee.

The Employment Agreement provides for severance payments and benefits if (i) the Company terminates Mr. Reasons’ employment without Cause (as defined in the Employment Agreement) or (ii) Mr. Reasons resigns for Good Reason (as defined in the Employment Agreement) of (A) the sum of (x) the balance of the base salary due under the Employment Agreement or one and one half times his base salary as then in effect, whichever is greater, plus (y) an amount equal to one and one half times the average of the annual cash bonus awards received by Mr. Reasons for all fiscal years during the term of the Employment Agreement; (B) a pro rata portion of his cash bonus award for the fiscal year in which the termination occurs; (C) continuation of benefits for 24 months from the termination date; and (D) acceleration by 12 months of all of Mr. Reasons’ unvested stock options and restricted stock, with such stock options remaining exercisable for 12 months following his termination date. The Employment Agreement also provides for severance payments and benefits if (a) Mr. Reasons resigns for Good Reason within 60 days preceding or 12 months following a Change in Control (as defined in the Employment Agreement), (b) the Company terminates Mr. Reasons’ employment without Cause within 60 days preceding or 12 months following the Change in Control or (c) the employment term expires or is not renewed by the Company and Mr. Reasons’ employment is then terminated without Cause within 12 months following the Change in Control of (1) the sum of (x) the balance of the base salary due under the Employment Agreement or two and one quarter times his base salary as then in effect, whichever is greater, plus (y) an amount equal to two and one quarter times the average of the annual cash bonus awards received by Mr. Reasons for all fiscal years during the term of the Employment Agreement; (2) a pro rata portion of his cash bonus award for the fiscal year in which the termination occurs; (3) continuation of benefits for 24 months from the termination date; and (4)  acceleration of all of Mr. Reasons’ unvested stock options and restricted stock, with such stock options remaining exercisable for 12 months following his termination date.

The Employment Agreement requires Mr. Reasons to maintain the confidentiality of information relating to the Company during and after the term of such agreement and also contains non-competition, non-solicitation and non-disparagement covenants as well as other provisions customary for this type of Employment Agreement.  The foregoing is a summary description of the terms and conditions of the Employment Agreement and is qualified in its entirety by the text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith.

Exhibit No.	Description
10.1	Employment Agreement dated as of December 12, 2012 by and between Impax Laboratories, Inc. and Bryan M. Reasons.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 13, 2012	IMPAX LABORATORIES, INC.

	By:	/s/ Larry Hsu, Ph.D.
Name: Larry Hsu, Ph.D.
Title: President and Chief Executive Officer

Exhibit No.	Description
10.1	Employment Agreement dated as of December 12, 2012 by and between Impax Laboratories, Inc. and Bryan M. Reasons.